THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) made this 22nd day of December, 2005 by and between ACURA PHARMACEUTICALS, INC., (formerly Halsey Drug Co., Inc.), a New York corporation (the “Corporation”), with offices at 616 N. North Court, Suite 120, Palatine, Illinois 60067 and PETER A. CLEMENS, residing at 20860 Valley Road, Kideer, Illinois 60047 (the “Employee”).

R E C I T  ;A L S

A.
The Corporation and the Employee executed an employment agreement dated as of March 10, 1998, which agreement was amended in writing on each of June 28, 2000 and January, 2005 (as so amended, the “Employment Agreement”).

B.	The Corporation and the Employee now desire to further amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1.    Section 2 of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

“The term of the Employee’s employment under this Agreement shall commence on the date of this Agreement and shall expire on December 31, 2006 (the “Initial Term”), unless sooner terminated pursuant to Section 7 of this Agreement; provided, however, that the term of the Employee’s employment hereunder shall automatically be extended for successive one (1) year periods (each, a “Renewal Period” and together with the Initial Term, the “Term”) unless either the Corporation or the Employee provides written notice of non-renewal of the Employee’s employment with the Corporation ninety (90) days prior to the expiration of the Initial Term or any Renewal Period.”

2.    Section 3(b) of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(b) Annual Bonus. During the Term, the Employee will be eligible to receive from the Corporation an annual bonus (the “Bonus”) in the amount of up to one hundred percent (100%) of the Employee’s then current annual Base Salary during the fiscal year (or portion thereof) for which the Bonus may be awarded. The Bonus will be based upon the achievement of such targets, conditions or parameters (the “Bonus Criteria”) as will be agreed upon by the Employee and the Board of Directors or the Compensation Committee of the Board of Directors of the Corporation within sixty (60) days of (before or after) the beginning of each fiscal year during the Term. The Bonus shall be paid at the same time as the bonuses are paid to other executive officers, but in any event within seventy five (75) days following the end of the Corporation’s fiscal year.

Notwithstanding the foregoing, with respect to the Corporation’s fiscal year ending December 31, 2006 (“Fiscal 2006”), in the event the Corporation completes one or more Funding Transactions during Fiscal 2006 which results in the Corporation’s receipt of aggregate gross Funding Proceeds of at least Fifteen Million Dollars ($15,000,000)(the “Minimum Funding Threshold”), the Corporation shall pay the Employee a bonus in an amount equal to one hundred percent (100%) of the Employee’s then current annual Base Salary not later than thirty (30) calendar days following the Corporation’s receipt of Funding Proceeds satisfying the Minimum Funding Threshold. For purposes of this Section 3(b) “Funding Transaction” shall mean (a) any equity financing, and/or (b) any licensing or similar arrangement (including, by means of a joint venture, option or similar arrangement) whereby the Corporation licenses or otherwise grants any interest in or to any of the Corporation’s intellectual property rights, technology, know-how or similar property rights (whether existing now or hereafter) to a non-affiliated third party, or any similar transaction. “Funding Proceeds” shall mean and include (a) in the case of a Funding Transaction comprising an equity financing, the gross proceeds received by the Corporation from the issuance or sale of its equity securities, and (b) in the case of a Funding Transaction comprising a licensing or similar arrangement, the gross proceeds (consisting of signing fees, upfront fees, license fees, sublicense fees, milestone payments or any similar fees or payments, but expressly excluding any royalty payments, profit sharing payments or similar payments calculated based on the sale of products incorporating the Company’s technology) received by the Corporation with respect to such arrangement, and (c) in each case, the gross proceeds are received by the Corporation on or before March 31, 2007 with respect to a Funding Transaction pursuant to a definitive agreement executed on or before December 31, 2006 by the Corporation and the other party to such transaction.

In the event the Corporation does not satisfy the Minimum Funding Threshold, but receives Funding Proceeds of at least Eleven Million Dollars ($11,000,000) on or before March 31, 2007, the Corporation shall pay the Employee a Bonus in an amount equal to a percentage of the Employee’s then current annual Base Salary in an amount equal to the product of (x) 100%, multiplied by (y) the quotient of (A) the Funding Proceeds received by the Corporation on or before March 31, 2007, divided by (B) Fifteen Million Dollars ($15,000,000).”

3.    Section 5(b) of the Employment Agreement is hereby amended to add the following at the end of such Section:

The Corporation will promptly amend the Corporation’s 1998 Stock Option Plan to comply with Section 409A and prepare and issue to the Employee an amended and restated non-qualified stock option agreement conforming to the requirements of Section 409A with respect to the Post-409A Option Portion, in form and substance satisfactory to the parties in replacement of the Non-Qualified Stock Option Agreement granted to the Employee on August 13, 2004 (the ‘Existing Option”). The Corporation acknowledges and agrees that shareholder approval of the Existing Option has been obtained and that the shares underlying the Existing Option have been duly registered. All references in this Employment Agreement to the “Option” and “Option Shares” shall be deemed to include all stock options granted by the Corporation to the Employee during the term of this Agreement.”

4.    Section 5(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Restricted Stock Units. Simultaneously with the execution of the Third Amendment to Executive Employment Agreement dated December 22, 2005, the Corporation granted to the Employee a Restricted Stock Units Award Agreement which, subject to its terms and the terms of the Corporation’s 2005 Restricted Stock Unit Award Plan, provides for the Corporation’s issuance of up to Four Million Four Hundred Thousand (4,400,000) shares of the Corporation’s common stock, $.01 par value per share (the “Restricted Stock Units”). Notwithstanding anything to the contrary contained in this Employment Agreement, the grant, vesting and distribution relating to the Restricted Stock Units will be governed solely by Corporation’s Restricted Stock Units Award Plan dated December 22, 2005 and the Restricted Stock Unit Award Agreement dated December 22, 2005 between the Corporation and the Employee. The shares underlying the Restricted Stock Units shall be duly registered under a registration statement on Form S-8 filed by the Corporation with the Securities and Exchange Commission promptly following the grant of such Restricted Stock Units.”

5.    Section 8.1 of the Employment Agreement is hereby amended to add the following at the end of such Section:

“Additionally, notwithstanding any language to the contrary contained in any option agreements with the Employee (or any other applicable agreement or plan), the Employee’s Designees shall be entitled to exercise (i) the Pre-409A Option Portion during the twelve (12) month period following the date of termination under this Section 7.1, and (ii) the vested portion of the Post-409A Option Portion during the lesser of (A) the twelve (12) month period following the date of termination under this Section 7.1, or (B) the maximum exercise period permitted under Section 409A. At the expiration of the applicable exercise period, the unexercised stock options shall terminate.”

6.    Section 8.2 of the Employment Agreement is hereby amended to add the following at the end of the first paragraph of such Section:

“Additionally, notwithstanding any language to the contrary contained in any option agreements with the Employee (or any other applicable agreement or plan), the Employee’s Designees shall be entitled to exercise (i) the Pre-409A Option Portion during the twelve (12) month period following the date of termination under this Section 7.2, and (ii) the vested portion of the Post-409A Option Portion during the lesser of (A) the twelve (12) month period following the date of termination under this Section 7.2, or (B) the maximum exercise period permitted under Section 409A. At the expiration of the applicable exercise period, the unexercised stock options shall terminate.”

7.    Section 7.3 of the Employment agreement is hereby amended to add the following at the end of such Section:

“In the event the Employee is terminated by the Company for Cause or if the Employee resigns other than for Good Reason (as defined in Section 7.5), the Employee shall be entitled to exercise (i) the Pre-409A Option Portion within forty (40) days of such termination or resignation, and (ii) the vested portion of the Post-409A Option Portion within the forty (40) days period commencing upon the end of any applicable holding period under Section 409A following such termination or resignation. At the expiration of the applicable exercise period, the stock options shall terminate.”

8.    Section 8.6 of the Employment Agreement is hereby amended to add the following at the end of such Section:

“(c) Stock Options.” In the event of a termination of the Employee’s employment with the Corporation without Cause or a termination by the Employee of his Employment with the Corporation for Good Reason, during the Term, notwithstanding any language to the contrary contained in any stock option agreements with the Employee (or any other applicable agreement or plan), the Employee shall be entitled to exercise (i) the Pre-409A Option Portion during the twenty-four (24) month period following the date of termination without Cause or for Good Reason, and (ii) the vested portion of the Post-409A Option Portion during an exercise period commencing upon the end of any applicable holding period under Section 409A following the date of termination, such exercise period being the lesser of (A) the twelve (12) month period following the date of termination, or (B) the maximum exercise period permitted under Section 409A. At the expiration of the applicable exercise period, the unexercised stock options shall terminate.”

9.    Section 8.7 of the Employment Agreement is hereby deleted in its entirety and the following inserted in its place:

"8.7  Change of Control. In the event that (i) a Change of Control (as hereinafter defined) occurs during the Term and (ii) the Employee's employment with the Corporation is terminated by the Corporation other than for Cause or the Employee resigns or terminates his employment hereunder for any reason by giving sixty (60) days prior written notice to the Corporation subsequent to the date of closing of the Change of Control transaction, the Employee shall be entitled to the accrued salary, unused vacation, bonus, termination payment, benefits, and stock option treatment as are provided in Sections 8.6(a), (b), and (c) above, except, that upon termination or resignation under this Section 8.7, the Corporation shall accelerate fully the vesting of any outstanding stock options to purchase shares of stock of the Corporation granted to the Employee, such that all stock options shall vest in their entirety.

For purposes of this Section 8.7, the term “Change of Control” means the occurrence of any of the following, in one or a series of related transactions: (v) the sale or transfer of fifty percent (50)% or more of the Outstanding Shares of the Corporation to any person or entity other than (i) a transfer to a wholly-owned subsidiary of the Corporation or (ii) a transfer by a holder or holders of the Corporation's common stock or convertible securities as of the date hereof to Affiliates (as defined below), or (w) the sale, lease, license or other transfer of all or substantially all of the assets or earning power of the Corporation to any person or entity other than (i) a wholly-owned subsidiary of the Corporation or (ii) an Affiliate whereby the purpose or effect of such transfer is to provide for the transfer by a holder or holders of the Corporation’s common stock or convertible securities as of the date hereof of such holders’ direct or indirect interests in the assets of the Corporation to Affiliates and so long as such transfer does not result in a transaction described by one of the other clauses of this paragraph of Section 8.7; or (x) merger, consolidation, reorganization, recapitalization, share exchange, business combination or a similar transaction which results in any person or entity (other than the persons who are shareholders or security holders of the Corporation immediately prior to such transaction (or their Affiliates as of the date of such transaction)) owning fifty percent (50%) or more of the Outstanding Shares or combined voting power of the Corporation, (y) merger, consolidation, reorganization, business combination or a similar transaction in which the Corporation is not the surviving entity; or (z) a transaction commonly known as “going private” whereby the Corporation engages one or a series of transactions which results in the Corporation not being required to file periodic reports with the Securities and Exchange Commission, unless the Employee is a participant in such transaction. “Outstanding Shares” shall mean the total number of common shares and common share equivalents of the Corporation outstanding at the time the Change of Control. “Affiliate” shall mean (i) any person or entity controlling, controlled by or under the common control of the existing holders of common stock or convertible securities of the Corporation and (ii) any partner, shareholder or member of the existing holders of common stock or convertible securities of the Corporation. For the purposes hereof, “control” shall mean the direct or indirect ownership of at least fifty (50%) percent of the outstanding shares or other voting rights of the subject entity or if it possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such other entity.

In the event that the Employee resigns or terminates his employment following a Change of Control as described above, the Employee acknowledges and agrees that upon the request of the Corporation, he will execute and deliver a release in customary form releasing all claims of the Employee arising out of his employment with the Corporation except for the obligations of the Corporation under this Agreement.”

10.    The Employment Agreement is hereby amended to add a new Section 9.7 as follows:

“9.7 Assignment of Invention. All discoveries, inventions, improvements and innovations, whether patentable or not (including all data and records pertaining thereto), which Employee may have invented, discovered, originated or conceived of during the Term of his employment with the Corporation prior to the date of the Third Amendment to Executive Employment Agreement dated December __, 2005, or may invent, discover, originate or conceive during the Term of this Agreement and which directly relate to the business of the Corporation or any of its subsidiaries as described in the Corporation’s filings with the Securities and Exchange Commission, shall be the sole and exclusive property of the Corporation. Employee shall promptly and fully disclose each and all such discoveries, inventions, improvements or innovations to the Corporation. Employee shall assign to the Corporation his entire right, title and interest in and to all of his discoveries, inventions, improvements and innovation described in this Section 8.7 and any related U.S. or foreign patent and patent applications, shall execute any instruments reasonably necessary to convey or perfect the Corporation’s ownership thereof, and shall assist the Corporation in obtaining, defending and enforcing its rights therein. The Corporation shall bear all expenses it authorizes to be incurred in connection with such activity and shall pay the Employee reasonable compensation for time spent by the Employee in performing such duties at the request of the Corporation after the termination of his employment, for a period not to exceed three (3) years.”

11.    Except as expressly amended by this Amendment, the Employment Agreement remains in full force and effect. Capitalized terms used herein shall have the same meaning as in the Employment Agreement unless otherwise defined herein. This Amendment shall be governed and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

12.    This Amendment may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ATTEST:	ACURA PHARMACEUTICALS, INC.

___________________	By: /s/ Andrew D. Reddick
Andrew D. Reddick
President and
Chief Executive Officer

WITNESS:	EMPLOYEE

___________________	By: /s/ Peter A. Clemens
Peter A. Clemens